Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen Howard Dunn
	Senior Vice President		Senior Vice President
	Investor Relations		Corporate Communications & Community Relations
	(914) 722-4704		(401) 770-4561

FOR IMMEDIATE RELEASE

CVS CAREMARK REPORTS RECORD RESULTS IN FOURTH QUARTER AND FISCAL 2009

Fourth Quarter Year-Over-Year Highlights:

•	Adjusted EPS from continuing operations of $0.79 (including a $0.01 income tax benefit), up 13.6%

•	GAAP diluted EPS from continuing operations of $0.74 (including a $0.01 income tax benefit), up 14.6%

•	Net revenues of $25.8 billion, up 7.0%

•	PBM revenues increased 14.5%, with pharmacy network revenues up 19.1% and mail choice revenues up 6.3%

•	Retail revenues increased 4.5%, with same store sales up 4.9%

•	Fourth quarter of 2009 includes three fewer reporting days compared to the fourth quarter of 2008

WOONSOCKET, RHODE ISLAND, February 8, 2010 - CVS Caremark Corporation (NYSE: CVS) today announced record revenues, operating profit, and income from continuing operations for the fourth quarter and fiscal year ended December 31, 2009.

Revenues

Net revenues for the fourth quarter of 2009, increased $1.7 billion to $25.8 billion, up from $24.1 billion in the fourth quarter of 2008. For fiscal year 2009, total revenue increased 12.9% to a record $98.7 billion, compared to $87.5 billion in fiscal year 2008.

Revenues in the pharmacy services segment increased 14.5% to $13.5 billion in the fourth quarter of 2009. Adjusting the growth rate for the impact of new generics, net revenues would have grown 18.3% in the pharmacy services segment. Pharmacy network claims processed during the fourth quarter of 2009 decreased 5.6% to 151.4 million, compared to 160.3 million in the fourth quarter of 2008. This decrease was primarily due to the termination of two large health plan clients effective January 1, 2009 and having three fewer reporting days in the fourth quarter of 2009 compared to the fourth quarter of 2008. This was partially offset by new client starts and the addition of RxAmerica claims for the full fourth quarter of 2009 as compared to a partial quarter in 2008. Mail choice claims processed during the fourth quarter of 2009 increased 4.4% to 16.7 million compared to 16.0 million in the fourth quarter of 2008 primarily as a result of net new client starts. For fiscal year 2009, total revenue in the pharmacy services segment increased 16.7% to $51.1 billion, compared to $43.8 billion in fiscal year 2008.

Revenues in the retail pharmacy segment increased 4.5% to $14.5 billion in the fourth quarter of 2009. Same store sales (sales from stores open more than one year) increased 4.9% in the fourth quarter of 2009. The growth rate of revenues in the retail pharmacy segment is lower than the growth rate of same store sales due to three fewer reporting days in the fourth quarter of 2009, as compared to the fourth quarter of 2008. Pharmacy same store sales rose 7.3% in the fourth quarter of 2009 and were negatively impacted by approximately 290 basis points due to recent generic introductions. Pharmacy same store sales in the fourth quarter of 2009 were positively impacted by approximately 270 basis points due to Maintenance Choice™. Front store same store sales increased 0.3% in the fourth quarter of 2009. For fiscal year 2009, total revenue in the retail pharmacy segment increased 13.0% to $55.4 billion, compared to $49.0 billion in fiscal year 2008.

The generic dispensing rate in our pharmacy services segment increased approximately 220 basis points to 68.9% and by approximately 260 basis points to 70.6% in our retail segment for the fourth quarter of 2009, compared to the fourth quarter of 2008.

Income from Continuing Operations

Income from continuing operations for the fourth quarter of 2009, increased 10.2% to $1.1 billion, compared to $1.0 billion during the fourth quarter of 2008. Adjusted earnings per share from continuing operations, which excludes $108 million of intangible asset amortization related to acquisition activity, for the fourth quarter of 2009 were $0.79 (including the $0.01 per diluted share income tax benefit), compared to $0.70 in the fourth quarter of 2008. GAAP earnings per diluted share from continuing operations for the fourth quarter of 2009 were $0.74 (including the $0.01 per diluted share income tax benefit), compared to $0.65 in the fourth quarter of 2008.

During the fiscal year ended December 31, 2009, the Company recorded approximately $167 million, or $0.12 per diluted share, of previously unrecognized tax benefits.

Income from continuing operations for the fiscal year ended December 31, 2009, increased 10.9% to $3.7 billion, compared to $3.3 billion in fiscal year 2008. Adjusted earnings per share from continuing operations, which excludes $430 million of intangible asset amortization related to acquisition activity, for 2009 were $2.74 (including the $0.12 per diluted share income tax benefit), compared to $2.44 in fiscal year 2008. GAAP earnings per diluted share from continuing operations for fiscal year 2009 were $2.56 (including the $0.12 per diluted share income tax benefit), compared with $2.27 in fiscal year 2008.

Tom Ryan, Chairman, President, and Chief Executive Officer, said, “We made good progress in 2009 in solidifying our position as the largest pharmacy health care provider in the nation with the broadest capabilities. We continued to make investments and forge strategic alliances that will enable us to capitalize on the evolving health care landscape and further differentiate our offerings in the marketplace. At the same time, we delivered financial performance ahead of our initial plan for the year, including the solid quarter we announced today. I’m very pleased to report continued industry-leading performance in our retail pharmacy business and solid performance in our PBM, which resulted in double-digit EPS growth and significant free cash flow generation.”

Loss from Discontinued Operations

In connection with certain business dispositions completed between 1991 and 1997, the Company retained guarantees on store lease obligations for a number of former subsidiaries, including Linens ‘n Things. The Company’s loss from discontinued operations for the fourth quarter and fiscal year ended December 31, 2009 included $2 million ($3 million net of a $1 million income tax benefit) and $12 million ($19 million net of a $7 million income tax benefit) of lease-related costs, respectively. The loss from discontinued operations for the fourth quarter and fiscal year ended December 31, 2008 included $1 million ($1 million net of a de minimis income tax benefit) and $132 million ($214 million net of an $82 million income tax benefit) of lease-related costs, respectively.

Real Estate Program

During the fourth quarter of 2009, CVS Caremark opened 23 new retail pharmacy stores, and closed 6 retail pharmacy stores and 2 specialty pharmacy stores. In addition, the Company relocated 8 retail pharmacy stores. As of December 31, 2009, the Company operated 7,025 retail pharmacy stores, 49 specialty pharmacy stores, 18 specialty mail order pharmacies and 6 mail order pharmacies in 44 states, the District of Columbia and Puerto Rico.

Teleconference and Webcast

The Company will be holding a conference call today for the investment community at 8:30 am (EST) to discuss its quarterly results. An audio webcast of the conference call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Caremark website at http://info.cvscaremark.com. This webcast will be archived and available on the website for a one-month period following the conference call.

About the Company

CVS Caremark is the largest pharmacy health care provider in the United States. Through our integrated offerings across the entire spectrum of pharmacy care, we are uniquely positioned to provide greater access, to engage plan participants in behaviors that improve their health, and to lower overall health care costs for plan sponsors and participants. CVS Caremark is a market leader in mail order pharmacy, retail pharmacy, specialty pharmacy, and retail clinics. We are also a leading provider of Medicare Part D Prescription Drug Plans. As one of the country’s largest pharmacy benefit managers (PBMs), we provide access to a network of approximately 64,000 pharmacies, including approximately 7,000 CVS/pharmacy stores that provide unparalleled service and capabilities. Our clinical expertise includes one of the industry’s most comprehensive disease management programs. General information about CVS Caremark is available through the Company’s Web site at http://info.cvscaremark.com.

Forward-looking Statements

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk Factors section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Quarterly Report on Form 10-Q.

– Tables Follow –

CVS CAREMARK CORPORATION

Consolidated Statements of Operations

(Unaudited)

	Fourth Quarter Ended(1)		Fiscal Year Ended(1)
In millions, except per share amounts	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net revenues	$25,822	$24,142	$98,729	$87,472
Cost of revenues	20,254	18,918	78,349	69,182

Gross profit	5,568	5,224	20,380	18,290
Operating expenses	3,673	3,492	13,942	12,244

Operating profit	1,895	1,732	6,438	6,046
Interest expense, net	133	151	525	509

Income from continuing operations before income tax provision	1,762	1,581	5,913	5,537
Income tax provision	711	627	2,205	2,193

Income from continuing operations	1,051	954	3,708	3,344
Loss from discontinued operations, net of tax benefit(2)	(2)	(1)	(12)	(132)

Net income	1,049	953	3,696	3,212
Preference dividends, net of income tax benefit(3)	—	4	—	14

Net income available to common shareholders	$1,049	$949	$3,696	$3,198

Basic earnings per common share:
Income from continuing operations	$0.75	$0.66	$2.59	$2.32
Loss from discontinued operations	—	—	(0.01)	(0.09)

Net income	$0.75	$0.66	$2.58	$2.23

Weighted average basic common shares outstanding	1,400	1,437	1,434	1,434

Diluted earnings per common share(3):
Income from continuing operations	$0.74	$0.65	$2.56	$2.27
Loss from discontinued operations	—	—	(0.01)	(0.09)

Net income	$0.74	$0.65	$2.55	$2.18

Weighted average diluted common shares outstanding	1,413	1,467	1,450	1,469

Dividends declared per common share	$0.07625	$0.06900	$0.30500	$0.25800

(1)	On December 23, 2008, the Company’s Board of Directors approved a change in the Company’s fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect the Company’s position in the health care, rather than the retail, industry. As you review the Company’s operating performance, please consider that the fourth quarter of 2009 and 2008 include 92 days and 95 days, respectively, and the fiscal years ended December 31, 2009 and 2008 include 365 days and 368 days, respectively.
(2)	In connection with certain business dispositions completed between 1991 and 1997, the Company continues to guarantee store lease obligations for a number of former subsidiaries, including Linens ‘n Things. On May 2, 2008, Linens Holding Co. and certain affiliates, which operate Linens ‘n Things, filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. Pursuant to the court order entered on October 16, 2008, Linens Holding Co. is in the process of liquidating the entire Linens ‘n Things retail chain. The Company’s loss from discontinued operations for the fourth quarter and fiscal year ended December 31, 2009 included $2 million ($3 million net of a $1 million income tax benefit) and $12 million ($19 million net of a $7 million income tax benefit) of lease-related costs, respectively. The loss from discontinued operations for the fourth quarter and fiscal year ended December 31, 2008 included $1 million ($1 million net of a de minimis income tax benefit) and $132 million ($214 million net of an $82 million income tax benefit) of lease-related costs, respectively.
(3)	Diluted earnings per common share is computed by dividing (i) net income, after accounting for the difference between the dividends on the ESOP preference stock and common stock and after making adjustments for the incentive compensation plans by (ii) basic shares plus the additional shares that would be issued assuming that all dilutive stock awards are exercised and the ESOP preference stock is converted into common stock. The dilutive income adjustment related to preference dividends was $1 million and $3 million for the fourth quarter and fiscal year ended December 31, 2008, respectively.

CVS CAREMARK CORPORATION

Consolidated Balance Sheets

(Unaudited)

In millions, except per share amounts	December 31, 2009	December 31, 2008
Assets:
Cash and cash equivalents	$1,086	$1,352
Short-term investments	5	—
Accounts receivable, net	5,457	5,384
Inventories	10,343	9,153
Deferred income taxes	506	435
Other current assets	140	202

Total current assets	17,537	16,526

Property and equipment, net	7,923	8,125
Goodwill	25,680	25,494
Intangible assets, net	10,127	10,446
Other assets	374	369

Total assets	$61,641	$60,960

Liabilities:
Accounts payable	$3,560	$3,801
Claims and discounts payable	3,075	2,814
Accrued expenses	3,246	3,178
Short-term debt	315	3,044
Current portion of long-term debt	2,104	653

Total current liabilities	12,300	13,490

Long-term debt	8,756	8,057
Deferred income taxes	3,678	3,702
Other long-term liabilities	1,102	1,137
Commitments and contingencies
Redeemable noncontrolling interest	37	—

Shareholders’ equity:
Preference stock, series one ESOP convertible, par value $1.00: 50 shares authorized; no issued and outstanding shares at December 31, 2009 and 4 shares issued and outstanding at December 31, 2008	—	191
Common stock, par value $0.01: 3,200 shares authorized; 1,612 shares issued and 1,393 shares outstanding at December 31, 2009 and 1,603 shares issued and 1,438 shares outstanding at December 31, 2008	16	16
Treasury stock, at cost: 219 shares at December 31, 2009 and 165 shares at December 31, 2008	(7,610)	(5,812)
Shares held in trust: 2 shares at December 31, 2009 and December 31, 2008	(56)	(56)
Capital surplus	27,198	27,280
Retained earnings	16,355	13,098
Accumulated other comprehensive loss	(135)	(143)

Total shareholders’ equity	35,768	34,574

Total liabilities and shareholders’ equity	$61,641	$60,960

CVS CAREMARK CORPORATION

Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Year Ended(1)
In millions	December 31, 2009	December 31, 2008
Cash flows from operating activities:
Cash receipts from revenues	$93,568	$82,250
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(73,536)	(64,131)
Cash paid to other suppliers and employees	(13,121)	(11,832)
Interest received	5	20
Interest paid	(542)	(574)
Income taxes paid	(2,339)	(1,786)

Net cash provided by operating activities	4,035	3,947

Cash flows from investing activities:
Additions to property and equipment	(2,548)	(2,180)
Proceeds from sale-leaseback transactions	1,562	204
Proceeds from sale or disposal of assets	23	19
Acquisitions (net of cash acquired) and investments	(101)	(2,651)
Purchase of short-term investments	(5)	—
Sale of short-term investments	—	28

Net cash used in investing activities	(1,069)	(4,580)

Cash flows from financing activities:
Increase (decrease) in short-term debt	(2,729)	959
Repayment of debt assumed in acquisition	—	(353)
Additions to long-term debt	2,800	350
Reductions in long-term debt	(653)	(2)
Dividends paid	(439)	(383)
Derivative settlements	(3)	—
Proceeds from exercise of stock options	250	328
Excess tax benefits from stock-based compensation	19	53
Repurchase of common stock	(2,477)	(23)

Net cash provided by (used in) financing activities	(3,232)	929

Net increase (decrease) in cash and cash equivalents	(266)	296
Cash and cash equivalents at beginning of period	1,352	1,056

Cash and cash equivalents at end of period	$1,086	$1,352

Reconciliation of net income to net cash provided by operating activities:
Net income	$3,696	$3,212
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,389	1,274
Stock-based compensation	165	92
Deferred income taxes and other non-cash items	48	(3)
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(86)	(291)
Inventories	(1,199)	(488)
Other current assets	48	12
Other assets	(2)	19
Accounts payable and claims and discounts payable	4	(64)
Accrued expenses	(66)	183
Other long-term liabilities	38	1

Net cash provided by operating activities	$4,035	$3,947

(1)	On December 23, 2008, the Company’s Board of Directors approved a change in the Company’s fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect the Company’s position in the health care, rather than the retail, industry. As you review the Company’s operating performance, please consider that the fiscal years ended December 31, 2009 and 2008 include 365 days and 368 days, respectively.

Adjusted Earnings Per Share

(Unaudited)

For internal comparisons, management finds it useful to assess year-to-year performance by adjusting diluted income per share for amortization, which primarily relates to acquisition activities.

The Company defines adjusted earnings per share as income from continuing operations before income taxes plus amortization, less income tax provision and dilutive income adjustment, divided by the weighted average diluted common shares outstanding.

The following is a reconciliation of income from continuing operations before income tax provision to adjusted earnings per share:

	(Unaudited) Fourth Quarter Ended(1)		(Unaudited) Fiscal Year Ended(1)
In millions, except per share amounts	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Income from continuing operations before income tax provision	$1,762	$1,581	$5,913	$5,537
Amortization	108	111	430	405

Adjusted income from continuing operations before income tax provision	1,870	1,692	6,343	5,942
Adjusted income tax provision(2)	754	671	2,366	2,353

Adjusted net income from continuing operations	1,116	1,021	3,977	3,589
Dilutive income adjustment	—	(1)	—	(3)

Adjusted net income from continuing operations available to common shareholders	1,116	1,020	3,977	3,586

Weighted average diluted common shares outstanding	1,413	1,467	1,450	1,469
Adjusted earnings per share from continuing operations(3)	$0.79	$0.70	$2.74	$2.44

(1)	On December 23, 2008, the Company’s Board of Directors approved a change in the Company’s fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect the Company’s position in the health care, rather than the retail, industry. As you review the Company’s operating performance, please consider that the fourth quarter of 2009 and 2008 include 92 days and 95 days, respectively, and the fiscal years ended December 31, 2009 and 2008 include 365 days and 368 days, respectively.
(2)	The adjusted income tax provision is computed using the same effective income tax rate from the consolidated statement of operations.
(3)	Excluding the impact of approximately $7 million and $167 million of previously unrecognized tax benefits that were recognized in the fourth quarter and fiscal year ended December 31, 2009, adjusted earnings per share from continuing operations would have been $0.78 and $2.62 for the fourth quarter and fiscal year ended December 31, 2009, respectively.

Free Cash Flow

(Unaudited)

The Company defines free cash flow as net cash provided by operating activities less net additions to properties and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions).

The following is a reconciliation of net cash provided by operating activities to free cash flow:

	(Unaudited) Fiscal Year Ended(1)
In millions	December 31, 2009	December 31, 2008
Net income	$3,696	$3,212
Non-cash charges (including depreciation and amortization)	1,602	1,363
Change in operating assets and liabilities, net of effects of acquisitions	(1,263)	(628)

Net cash provided by operating activities	4,035	3,947
Subtract: Additions to property and equipment	(2,548)	(2,180)
Add: Proceeds from sale-leaseback transactions	1,562	204

Free cash flow	$3,049	$1,971

(1)	On December 23, 2008, the Company’s Board of Directors approved a change in the Company’s fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect the Company’s position in the health care, rather than the retail, industry. As you review the Company’s operating performance, please consider that the fiscal years ended December 31, 2009 and 2008 include 365 days and 368 days, respectively.

Supplemental Unaudited Information

The Company evaluates its Pharmacy Services and Retail Pharmacy segment performance based on net revenue, gross profit and operating profit before the effect of discontinued operations and certain intersegment activities and charges. The Company evaluates the performance of its Corporate segment based on operating expenses before the effect of discontinued operations and certain intersegment activities and charges. The following is a reconciliation of the Company’s business segments to the accompanying consolidated financial statements:

In millions	Pharmacy Services Segment(2)(4)	Retail Pharmacy Segment(4)	Corporate Segment	Intersegment Eliminations(3)(4)	Consolidated Totals
Fourth Quarter Ended(1):
December 31, 2009:
Net revenues	$13,492	$14,455	$—	$(2,125)	$25,822
Gross profit	1,075	4,511	—	(18)	5,568
Operating profit (loss)	833	1,220	(140)	(18)	1,895
December 31, 2008 (5):
Net revenues	$11,784	$13,832	$—	$(1,474)	$24,142
Gross profit	1,020	4,204	—	—	5,224
Operating profit (loss)	809	1,051	(128)	—	1,732

Fiscal Year Ended(1):
December 31, 2009:
Net revenues	$51,065	$55,355	$—	$(7,691)	$98,729
Gross profit	3,835	16,593	—	(48)	20,380
Operating profit (loss)	2,866	4,159	(539)	(48)	6,438
December 31, 2008 (5):
Net revenues	$43,769	$48,990	$—	$(5,287)	$87,472
Gross profit	3,550	14,741	—	(1)	18,290
Operating profit (loss)	2,755	3,753	(461)	(1)	6,046

(1)	On December 23, 2008, the Company’s Board of Directors approved a change in the Company’s fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect the Company’s position in the health care, rather than the retail, industry. As you review the Company’s operating performance, please consider that the fourth quarter of 2009 and 2008 include 92 days and 95 days, respectively, and the fiscal years ended December 31, 2009 and 2008 include 365 days and 368 days, respectively.
(2)	Net revenues of the Pharmacy Services segment include approximately $1.7 billion and $1.6 billion of Retail co-payments for the fourth quarters ended December 31, 2009 and December 31, 2008, respectively. Net revenues of the Pharmacy Services segment include approximately $6.9 billion and $6.3 billion of Retail co-payments for the fiscal years ended December 31, 2009 and December 31, 2008, respectively.
(3)	Intersegment eliminations relate to two types of transactions: (i) Intersegment revenues that occur when Pharmacy Services segment customers use Retail Pharmacy segment stores to purchase covered products. When this occurs, both the Pharmacy Services and Retail Pharmacy segments record the revenue on a standalone basis and (ii) Intersegment revenues, gross profit and operating profit that occur when Pharmacy Services segment customers, through the Company’s intersegment activities (such as the Maintenance Choice Program), elect to pick-up their maintenance prescriptions at Retail Pharmacy segment stores instead of receiving them through the mail. When this occurs, both the Pharmacy Services and Retail Pharmacy segments will record the revenue, gross profit and operating profit on a standalone basis.
(4)	When Pharmacy Services segment customers elect to pick-up their maintenance prescriptions at Retail Pharmacy segment stores through the Company’s intersegment activities (such as the Maintenance Choice program) instead of receiving them through the mail, both segments record the corresponding revenue, gross profit and operating profit in their respective segment results. As a result, both the Pharmacy Services and the Retail Pharmacy segments include the following results associated with this activity: net revenues of $242 million and $692 million for the fourth quarter and fiscal year ended December 31, 2009, respectively; net revenues of $4 million and $8 million for the fourth quarter and fiscal year ended December 31, 2008, respectively; gross profit of $18 million and $48 million for the fourth quarter and fiscal year ended December 31, 2009, respectively; gross profit of less than $1 million and $1 million for the fourth quarter and fiscal year ended December 31, 2008, respectively; operating profit of $18 million and $48 million for the fourth quarter and fiscal year ended December 31, 2009, respectively; operating profit of less than $1 million and $1 million for the fourth quarter and fiscal year ended December 31, 2008, respectively.
(5)	The fourth quarter and fiscal year ended December 31, 2008 have been revised to conform to the current presentation of our reportable segments.

Supplemental Information

(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services segment’s performance for the respective periods:

	(Unaudited) Fourth Quarter Ended(1)		(Unaudited) Fiscal Year Ended(1)
In millions	December 31, 2009	December 31, 2008(6)	December 31, 2009	December 31, 2008(6)
As reported:
Net revenues	$13,492	$11,784	$51,065	$43,769
Gross profit	1,075	1,020	3,835	3,550
Gross profit % of net revenues	8.0%	8.7%	7.5%	8.1%
Operating expenses	242	211	969	795
Operating expense % of net revenues	1.8%	1.8%	1.9%	1.8%
Operating profit	833	809	2,866	2,755
Operating profit % of net revenues	6.2%	6.9%	5.6%	6.3%
Net revenues(2):
Mail choice(3)	$4,273	$4,020	$16,711	$14,909
Pharmacy network(4)	9,132	7,670	34,004	28,482
Other	87	94	350	378
Pharmacy claims processed (2):
Total	168.1	176.3	658.5	633.4
Mail choice(3)	16.7	16.0	66.0	60.9
Pharmacy network(4)	151.4	160.3	592.5	572.5
Generic dispensing rate(2):
Total	68.9%	66.7%	68.2%	65.1%
Mail choice(3)	57.4%	55.2%	56.5%	54.4%
Pharmacy network(4)	70.0%	67.7%	69.3%	66.2%
Mail choice penetration rate(5)	23.6%	21.7%	23.8%	22.9%

(1)	On December 23, 2008, the Company’s Board of Directors approved a change in the Company’s fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect the Company’s position in the health care, rather than the retail, industry. As you review the Company’s operating performance, please consider that the fourth quarter of 2009 and 2008 include 92 days and 95 days, respectively, and the fiscal years ended December 31, 2009 and 2008 include 365 days and 368 days, respectively.
(2)	Pharmacy network net revenues, claims processed and generic dispensing rates do not include Maintenance Choice, which are included within the mail choice category.
(3)	Mail choice is defined as claims filled at a Pharmacy Services mail facility, which includes specialty mail claims, as well as 90-day claims filled at retail under the Maintenance Choice™ program.
(4)	Pharmacy network is defined as claims filled at retail pharmacies, including CVS/pharmacy stores.
(5)	Excluding the impact of RxAmerica, the mail choice penetration rate would have been 26.1% and 26.2% for the fourth quarter of 2009 and for the fiscal year ended December 31, 2009, respectively.
(6)	The fourth quarter and fiscal year ended December 31, 2008 have been revised to conform to the current presentation of our reportable segments.

EBITDA and EBITDA per Adjusted Claim

(Unaudited)

The Company defines EBITDA as income before interest, taxes, depreciation and amortization. We define EBITDA per adjusted claim as EBITDA divided by adjusted pharmacy claims. Adjusted pharmacy claims normalize the claims volume statistic for the difference in average days’ supply for mail and retail claims. Adjusted pharmacy claims are calculated by multiplying 90-day claims (the majority of total mail claims) by 3 and adding the 30-day claims. EBITDA can be reconciled to operating profit, which we believe to be the most directly comparable GAAP financial measure.

The following is a reconciliation of operating profit to EBITDA:

Pharmacy Services Segment	(Unaudited) Fourth Quarter Ended(1)		(Unaudited) Fiscal Year Ended(1)
In millions, except per adjusted claim amounts	December 31, 2009	December 31, 2008(2)(3)	December 31, 2009	December 31, 2008(2)(3)
Operating profit	$833	$809	$2,866	$2,755
Depreciation and amortization	100	91	377	357

EBITDA	$933	$900	$3,243	$3,112
Adjusted claims	198.2	204.8	777.5	742.3

EBITDA per adjusted claim	$4.71	$4.40	$4.17	$4.19

(1)	On December 23, 2008, the Company’s Board of Directors approved a change in the Company’s fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect the Company’s position in the health care, rather than the retail, industry. As you review the Company’s operating performance, please consider that the fourth quarter of 2009 and 2008 include 92 days and 95 days, respectively, and the fiscal years ended December 31, 2009 and 2008 include 365 days and 368 days, respectively.
(2)	Excluding the impact of RxAmerica, EBITDA per adjusted claim would have been $4.89 for the fourth quarter of 2009 and $4.43 for the fiscal year ended December 31, 2009.
(3)	The fourth quarter and fiscal year ended December 31, 2009 have been revised to conform to the current presentation of the Pharmacy Services segment’s operating profit and depreciation and amortization.

Supplemental Information

(Unaudited)

Retail Pharmacy Segment

The following table summarizes the Retail Pharmacy segment’s performance for the respective periods:

	(Unaudited) Fourth Quarter Ended(1)		(Unaudited) Fiscal Year Ended(1)
In millions	December 31, 2009	December 31, 2008(3)	December 31, 2009	December 31, 2008(3)
Net revenues	$14,455	$13,832	$55,355	$48,990
Gross profit	4,511	4,204	16,593	14,741
Gross profit % of net revenues	31.2%	30.4%	30.0%	30.1%
Operating expenses	3,291	3,153	12,434	10,988
Operating expense % of net revenues	22.8%	22.8%	22.5%	22.4%
Operating profit	1,220	1,051	4,159	3,753
Operating profit % of net revenues	8.4%	7.6%	7.5%	7.7%
Net revenue increase:
Total	4.5%	18.8%	13.0%	8.7%
Pharmacy	6.0%	17.2%	13.1%	8.1%
Front store	1.5%	22.4%	12.7%	10.1%
Same store sales increase(2):
Total	4.9%	3.6%	5.0%	4.5%
Pharmacy	7.3%	4.5%	6.9%	4.8%
Front store	0.3%	1.8%	1.2%	3.6%
Generic dispensing rates	70.6%	68.0%	69.9%	67.4%
Pharmacy % of total revenues	66.8%	65.8%	67.5%	67.5%
Third party % of pharmacy revenue	97.1%	96.2%	96.9%	96.1%
Retail prescriptions filled	159.0	152.6	616.5	559.0

(1)	On December 23, 2008, the Company’s Board of Directors approved a change in the Company’s fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect the Company’s position in the health care, rather than the retail, industry. As you review the Company’s operating performance, please consider that the fourth quarter of 2009 and 2008 include 92 days and 95 days, respectively, and the fiscal years ended December 31, 2009 and 2008 include 365 days and 368 days, respectively.
(2)	Same store sales increase includes the Longs Drug stores beginning in November 2009.
(3)	The fourth quarter and fiscal year ended December 31, 2008 have been revised to conform to the current presentation of our reportable segments.

Supplemental Information

(Unaudited)

Corporate Segment

The following table summarizes our Corporate segment’s performance for the respective periods:

	(Unaudited) Fourth Quarter Ended(1)		(Unaudited) Fiscal Year Ended(1)
In millions	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Operating expenses	$140	$128	$539	$461

(1)	On December 23, 2008, the Company’s Board of Directors approved a change in the Company’s fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect the Company’s position in the health care, rather than the retail, industry. As you review the Company’s operating performance, please consider that the fourth quarter of 2009 and 2008 include 92 days and 95 days, respectively, and the fiscal years ended December 31, 2009 and 2008 include 365 days and 368 days, respectively.